                                                                    Exhibit 10.6

                              EMPLOYMENT AGREEMENT

                                 (JAMES ROBERTS)

     EMPLOYMENT AGREEMENT (the "Agreement") dated July 30, 2004 by and between
Foundation Coal Corporation (the "Company") and James Roberts ("Executive").

     WHEREAS, RAG Coal International AG and American Coal Acquisition Corp.
("ACA") have entered into a Stock Purchase Agreement, dated as of May 24, 2004
(the "Purchase Agreement") pursuant to which, after giving effect to the transactions contemplated by the Purchase Agreement, the Company will be a subsidiary of ACA or one of its affiliates;

     WHEREAS, Executive is currently employed by the Company and has entered into an employment agreement dated January 1, 2003 between Executive and the
Company (the "Prior Employment Agreement) and the Company desires that Executive continue to be employed by the Company and to enter into this Agreement embodying the terms of Executive's employment;

     WHEREAS, Executive desires to continue to be employed by the Company and to enter into this Agreement;

     In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

     1. Effectiveness; Term of Employment.

         a. Effectiveness. This Agreement shall constitute a binding agreement between the parties as of the date hereof; provided, that notwithstanding any other provision of this Agreement, the operative provisions of this Agreement shall become effective only upon the Closing Date (as defined in the Purchase
Agreement (such date being hereinafter referred to as the "Effective Date")). In the event the Purchase Agreement is terminated for any reason without the
Closing Date having occurred, this Agreement shall be terminated without further obligation or liability of either party.

         b. Term. Subject to the provisions of Section 7 of this Agreement,
Executive shall be employed by the Company for a period commencing on the
Effective Date and ending on the third anniversary of the Effective Date (the
"Employment Term") on the terms and subject to the conditions set forth in this
Agreement; provided, however, that commencing with the third anniversary of the
Effective Date and on each anniversary thereafter (each an "Extension Date"), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 60 days prior written notice before the next Extension Date that the Employment Term shall not be so extended.

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     2. Position.

         a. During the Employment Term, Executive shall serve as the Company's
President and Chief Executive Officer. In such position, Executive shall be the most senior executive of the Company, shall report directly to the Board of
Directors of the Company (the "Board") and shall have such duties and authority as shall be determined from time to time by the Board. Executive shall also serve as a member of the Board and, to the extent that Executive holds an equity interest in Foundation Coal Holdings, LLC (the "LLC"), the Board of Directors of
the LLC (the "LLC Board"). During the Employment Term, Executive will devote
Executive's full business time and best efforts to the performance of
Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive from (i) subject to the prior approval of the Board
(which shall not unreasonably be withheld), accepting appointment to or continue to serve on any board of directors or trustees of any business corporation, (ii)
engaging in charitable activities and community affairs or (iii) managing his personal investments and affairs; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of
Executive's duties hereunder or conflict with Section 9.

     3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $600,000, payable in regular installments in accordance with the Company's usual payment practices. Executive shall be entitled to increases (but not decreases) in Executive's base salary, if any, as may be determined from time to time in the sole discretion of the Board and the
Board shall be obligated to annually review Executive's base salary for increases but not decreases. Executive's annual base salary, as in effect from time to time, is hereinafter referred to as the "Base Salary."

     4. Annual Bonus. With respect to each full calendar year of the Company during the Employment Term, Executive shall be eligible to earn an annual bonus award (an "Annual Bonus") based upon the achievement of certain individual and
Company performance targets established by the Board, in consultation with
Executive (such targets to be established no later than 90 days following the beginning of the year in which they relate) as set forth below;

------------------------------------------------------------------------------
COMPANY PERFORMANCE        PERCENT OF BASE   INDIVIDUAL         PERCENT OF
                           SALARY            PERFORMANCE        BASE SALARY
------------------------------------------------------------------------------
125% of Target               131.25%         Maximum              43.75%
------------------------------------------------------------------------------
100% of Target               56.25%          Target               18.75%
------------------------------------------------------------------------------
85% of Target                28.125%         Below Target         9.375%
------------------------------------------------------------------------------
Below 85% of Target          0.00%
------------------------------------------------------------------------------
Straight line interpolation between each percentage.

     provided, that Executive shall be eligible for an Annual Bonus for the full calendar year 2004 (the "2004 Bonus"); provided, that Executive agrees that
Executive shall not be entitled to any other annual bonus for calendar year 2004 under any other plan, program,

                                                                               3

agreement or arrangement of the Company. The Company Performance targets for the
2004 Bonus shall be based (i) two-thirds on target free cash flow (cash from operations and cash from investing activities plus net interest expense plus taxes paid plus the Capex True-Up (as defined in the Purchase Agreement)
(including related post-closing adjustments)) generated following the Effective
Date through December 31, 2004, pursuant to the Q1 forecast and (ii) one-third based on target EBITDA (as defined in the credit agreement among the Company,
Citicorp North America, Inc and the other parties thereto, dated July 30, 2004)
for the entire 2004 calendar year, pursuant to the Q1 forecast.

     5. Employee Benefits.

         a. During the Employment Term, Executive shall be entitled to participate in the Company's employee benefit plans (other than annual bonus plans) as in effect from time to time (collectively "Employee Benefits"), on terms no less favorable than those generally made available to other senior executives of the Company. In addition, the Company shall pay Executive up to a maximum of $8,000.00 per year for a disability plan selected and maintained by
Executive and the Company shall provide Executive with an automobile in accordance with the policies of the Company. Executive will be provided with four (4) weeks of paid vacation.

         b. The Company shall be unconditionally obligated to issue the options described on Exhibit A on the terms and conditions set forth therein, as soon as practicable following the date hereof. The Company and Executive agree to document and finalize, or cause to be documented and finalized, the grant of stock options pursuant to a stock incentive plan to be adopted by FC 1 Corp. (as well as any other supporting documentation) on terms set forth on Exhibit A as soon as practicable following the date hereof.

     6. Business Expenses. During the Employment Term, reasonable travel and other expenses incurred by Executive in the performance of Executive's duties hereunder shall be reimbursed by the Company in accordance with Company policies.

     7. Termination. The Employment Term and Executive's employment hereunder may be terminated by either party at any time and for any reason; provided that
Executive will be required to give the Company at least 60 days advance written notice of any resignation of Executive's employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive's rights upon termination of employment with the Company and its affiliates.

         a. By the Company For Cause or By Executive Resignation Without Good
Reason.

         (i) The Employment Term and Executive's employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive's resignation without Good Reason (as defined in
Section 7(c)). Any termination of Executive's employment by the Company for
Cause shall be effective only upon the vote of a majority of the members of the
Board (other than Executive).

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         (ii) For purposes of this Agreement, "Cause" shall mean (A) Executive's continued and willful, intentional or grossly negligent failure to substantially perform Executive's duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness), (B) Executive's conviction of, or plea of nolo contendere to a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud that relates to the Company property, (C)
the willful, intentional or grossly negligent conduct of Executive which is demonstrably and materially injurious to the Company, monetarily or otherwise or
(D) Executive's material breach of the provisions of Sections 8 or 9 of this
Agreement. For purposes of this definition of Cause, no act, or failure to act, on Executive's part shall be deemed willful, intentional or grossly negligent if
Executive acted in good faith and in a manner that Executive reasonably believed to be in, or not opposed to, the best interests of the Company.

         (iii) If Executive's employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

               (A) the Base Salary through the date of termination;

               (B) any Annual Bonus earned but unpaid as of the date of
     termination for any previously completed fiscal year;

               (C) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive's termination; and

               (D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the
     "Accrued Rights").

         Following such termination of Executive's employment by the Company for
Cause or resignation by Executive without Good Reason, except as set forth in this Section 7(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

         b. Disability or Death.

         (i) The Employment Term and Executive's employment hereunder shall terminate upon Executive's death. If Executive becomes physically or mentally incapacitated so as to be unable to perform the essential functions of
Executive's duties (such incapacity is hereinafter referred to as "Disability"), then (A) the Board may allow another officer of the Company to perform
Executive's duties and responsibilities during the period of such Disability, and (B) if such Disability continues for one hundred twenty (120) consecutive days or one hundred eighty (180) days during any consecutive three hundred sixty
(360) day period, the Board may terminate Executive's employment under this
Agreement. If any question shall arise as to whether, during any period
Executive is disabled so as to be unable to perform the essential functions of
Executive's then existing position or positions with or without reasonable accommodation, Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the
Company, to whom

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Executive or Executive's guardian has no reasonable objection, as to whether
Executive is so disabled and how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and Executive shall fail to submit such certification, the Company's determination of such issue shall be binding on Executive. Nothing in this
Section 7(b) shall be construed to waive Executive's rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of
1993, 29 U.S.C. ss.2601 et seq. and the Americans with Disabilities Act, 42
U.S.C. ss.12101 et seq.

         (ii) Upon termination of Executive's employment hereunder for either
Disability or death, Executive or Executive's estate (as the case may be) shall be entitled to receive:

               (A) the Accrued Rights; and

               (B) seventy-five percent (75%) of the Base Salary (the "Target
     Annual Bonus") multiplied by a fraction, the numerator of which is the number of days of the calendar year of termination that shall have elapsed through the date of Executive's termination of employment and the denominator of which is 365.

         Following Executive's termination of employment due to death or
Disability, except as set forth in this Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this
Agreement.

         c. By the Company Without Cause or Resignation by Executive for Good
Reason.

         (i) The Employment Term and Executive's employment hereunder may be terminated by the Company without Cause or by Executive's resignation for Good
Reason.

         (ii) For purposes of this Agreement, "Good Reason" shall mean (A) the failure of the Company to pay or cause to be paid Executive's Base Salary or
Annual Bonus, when due hereunder or (B) any substantial diminution in
Executive's authority or responsibilities from those described in Section 2 hereof, (C) the requirement by the Company that Executive's principal office be located outside the greater Baltimore, Maryland metropolitan area, (D) prior to a public offering of the securities (x) of the Company with respect to the Board or (y) the LLC with respect to the LLC Board, the failure of Executive to be elected or reelected to the Board or, to the extent Executive holds an equity interest in the LLC, the LLC Board (other than as a result of Executive's termination of employment for any reason or Executive's mental or physical incapacity) or following a public offering of the securities (x) of the Company with respect to the Board or (y) the LLC with respect to the LLC Board, the failure to nominate Executive as a member of the Board or, to the extent
Executive holds an equity interest in the LLC, the LLC Board (other than as a result of Executive's termination of employment for any reason or Executive's mental or physical incapacity) or (E) any failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the business or assets of the Company upon a merger, consolidation, sale or similar transaction (other than an assumption that occurs by operation of law); provided that any

                                                                               6

of the events described in clauses (A) through (E) of this Section 7(c)(ii)
shall constitute Good Reason only if the Company fails to cure such event within
30 days after receipt from Executive of written notice of the event which constitutes Good Reason.

         (iii) If Executive's employment is terminated by the Company without
Cause (other than by reason of death or Disability) or if Executive resigns for
Good Reason, Executive shall be entitled to receive:

               (A) the Accrued Rights;

               (B) the Target Annual Bonus multiplied by a fraction, the
     numerator of which is the number of days of the calendar year of termination that shall have elapsed through the date of Executive's termination of employment and the denominator of which is 365; and

               (C) subject to Executive's continued compliance with the
     provisions of Sections 8 and 9, the product of (i) sum of (x) the Base
     Salary and (y) the Target Annual Bonus multiplied by (ii) a fraction, the numerator of which is the greater of (x) the number of full months remaining in the Employment Term and (y) twenty-four and the denominator of which is twelve, payable in equal bi-monthly installments over the
     Restricted Period (as defined in Section 8) in accordance with the
     Company's usual payroll practices; provided that the aggregate amount described in this clause (C) shall be reduced, but not below zero, by the present value of any other cash severance or cash termination benefits payable to Executive under any other plans, programs or arrangements of the
     Company or its affiliates, including, without limitation, any severance plan of the Company in which Executive is entitled to participate.

         Following Executive's termination of employment by the Company without
Cause (other than by reason of Executive's death or Disability) or by
Executive's resignation for Good Reason, except as set forth in this Section
7(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

         d. Expiration of Employment Term.

         (i) Election Not to Extend the Employment Term. In the event either party elects not to extend the Employment Term pursuant to Section 1, unless
Executive's employment is earlier terminated pursuant to paragraphs (a), (b) or
(c) of this Section 7, Executive's termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date and Executive shall be entitled to receive the
Accrued Rights.

         Following such termination of Executive's employment hereunder as a result of either party's election not to extend the Employment Term, except as set forth in this Section 7(d)(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                                                                               7

         (ii) Continued Employment Beyond the Expiration of the Employment Term.
Unless the parties otherwise agree in writing, continuation of Executive's employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive's employment may thereafter be terminated at will by either Executive or the Company; provided that the provisions of Sections 8, 9 and 10 of this Agreement shall survive any termination of this Agreement or Executive's termination of employment hereunder.

         e. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(j) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

         f. Board/Committee Resignation. Upon termination of Executive's employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board and the LLC Board (and any committees thereof) and the Board of Directors (and any committees thereof)
of any of the Company's affiliates.

     8. Non-Competition.

         a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

     (1) During the Employment Term and for a period of one year following the date Executive ceases to be employed by the Company for any reason, other than due to the Company's failure to renew the Employment Term pursuant to Section
1(b) (the "Restricted Period"), Executive will not, whether on Executive's own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever ("Person"), directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any customer of the
Company or prospective customer of the Company:

         (i)      with whom Executive had personal contact or dealings on behalf of the Company during the one year period preceding
                  Executive's termination of employment;

         (ii)     with whom employees reporting to Executive have had personal contact or dealings on behalf of the Company during the one year immediately preceding Executive's termination of
                  employment; or

         (iii)    for whom Executive had direct or indirect responsibility
                  during the one year immediately preceding Executive's
                  termination of employment.

                                                                               8

     (2) During the Restricted Period, Executive will not directly or indirectly:

         (i)      engage in any coal-related business that competes with the business of the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which
                  Executive is aware of such planning) in the United States (a
                  "Competitive Business");

         (ii)     enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any
                  Person) who or which engages in a Competitive Business;

         (iii)    acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or
                  indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

         (iv)     interfere with, or attempt to interfere with, business
                  relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, suppliers partners, members or
                  investors of the Company or its affiliates.

     (3) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any
Person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

     (4) During the Employment Term and, for a period of two years following the date Executive ceases to be employed by the Company, Executive will not, whether on Executive's own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

         (i)      solicit or encourage any employee of the Company or its
                  affiliates to leave the employment of the Company or its
                  affiliates; or

         (ii)     hire any such employee who was employed by the Company or its affiliates as of the date of Executive's termination of
                  employment with the Company or who left the employment of the
                  Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive's employment with the Company.

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     (5) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.

         b. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this
Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

     9. Confidentiality; Intellectual Property.

         a. Confidentiality.

         (i) Executive will not at any time (whether during or after Executive's employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company
(other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information
--including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals -- concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis ("Confidential Information") without the prior written authorization of the Board; provided, that Executive may disclose such information to Executive's legal and/or financial advisor for the limited purpose of enforcing Executive's rights under this Agreement; provided, that Executive shall request that such legal and/or financial advisors not disclose such information.

         (ii) "Confidential Information" shall not include any information that is (a) generally known to the industry or the public other than as a result of
Executive's breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

         (iii) Except as required by law, Executive will not disclose to anyone, other than Executive's immediate family, legal or financial advisors or members of the Company's senior management, the existence or contents of this Agreement;
provided that Executive may

                                                                              10

disclose to any prospective future employer the provisions of Sections 8 and 9 of this Agreement provided they agree to maintain the confidentiality of such terms.

         (iv) Upon termination of Executive's employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any
Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the
Company, at the Company's option, all originals and copies in any form or medium
(including memoranda, books, papers, plans, computer files, letters and other data) in Executive's possession or control (including any of the foregoing stored or located in Executive's office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

         b. Intellectual Property.

         (i) If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) ("Works"), either alone or with third parties, prior to Executive's employment by the
Company, that are relevant to or implicated by such employment ("Prior Works"),
Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company's current and future business.

         (ii) If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during
Executive's employment by the Company and within the scope of such employment and/or with the use of any the Company resources ("Company Works"), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

         (iii) Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the
Company at all times.

         (iv) Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the

                                                                              11

Company's expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company's rights in the Prior Works and Company Works.
If the Company is unable for any other reason to secure Executive's signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agent and attorney in fact, to act for and in Executive's behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

         (v) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of the Company regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version that has been communicated to Executive.

         (vi) The provisions of Section 9 shall survive the termination of
Executive's employment for any reason.

     10. Specific Performance. Executive acknowledges and agrees that the
Company's remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

     11. Gross-Up.

         a. In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company, any of its affiliates, or one or more trusts established by the Company for the benefit of its employees, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any other plan, arrangement or agreement with the Company or any of its affiliates, or otherwise) other than any benefit or payment Executive is entitled to receive in connection with any equity interest (including, without limitation, any option to purchase such equity interest) held by Executive in the LLC or any of its subsidiaries and/or successors (or any securities received in connection with such equity interest) (a "Payment") is subject to the excise tax imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code")or any interest or penalties are incurred by Executive with respect to such excise tax
(such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of the Excise Tax imposed on the Payments and

                                                                              12

any income, employment and other taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment,
Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         b. All determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required and the amount of such
Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche, LLP or such other nationally recognized certified public accounting firm as may be designated by the Company
(the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company; provided, that for purposes of determining the amount of any Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of Executive's residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All fees and expenses of the Accounting Firm shall be borne solely by the
Company. Any Gross-Up Payment, as determined pursuant to this Section 11, shall be paid by the Company to Executive (or to the appropriate taxing authority on
Executive's behalf) when the associated Excise Tax is due. If the Accounting
Firm determines that no Excise Tax is payable by Executive, it shall so indicate to Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that the amount of the
Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf
of) Executive was lower than the amount actually due ("Underpayment"). In the event that the Company exhausts its remedies pursuant to Section 11(c) and
Executive thereafter is required to make a payment of any Excise Tax, the
Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

         c. Executive shall notify the Company in writing of any claim by the
Internal Revenue Service that, if successful, would require the payment by the
Company of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give the
Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the
Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim and (iv) permit the
Company to participate in any proceedings relating to such claim;

                                                                              13

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 11(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall (to the extent permitted by law) indemnify and hold Executive harmless, on an after-tax basis, from any
Excise Tax or income tax (including interest or penalties with respect thereto)
imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if Executive is required to extend the statute of limitations to enable the Company to contest such claim, such extension shall be limited solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a
Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal
Revenue Service or any other taxing authority.

         d. If, after the receipt by Executive of an amount paid or advanced by the Company pursuant to this Section 11, Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, Executive shall (subject to the
Company's complying with the requirements of Section 11(c)) promptly pay to the
Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by
Executive of an amount advanced by the Company pursuant to Section 11(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

     12. Miscellaneous.

         a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such jurisdiction. Except as provided in
Section 10 of this Agreement, any controversy or claim arising out of or relating to this Agreement or Executive's employment with the Company or the termination thereof shall be resolved by binding confidential arbitration, to be held in New York, New York, in accordance with the Employee Dispute Resolution
Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
The costs and expenses incurred in connection with such arbitration shall be borne by the party that does not prevail in such arbitration. Each party shall be responsible for such party's legal fees and expenses incurred in connection with such arbitration.

                                                                              14

         b. Legal Fees. The Company hereby will reimburse to Executive, or if requested to pay directly, all reasonable legal fees, disbursements and other charges (based on time charges but without premium) reasonably incurred by
Executive and other executives in connection with the negotiations, as well as the preparation and execution of this Agreement, the employment agreements of such other executives and the equity documents, not to exceed $125,000.

         c. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the
Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

         d. No Mitigation; No Offset. In the event of any termination of
Executive's employment under Section 7 of this Agreement, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement, or otherwise, on account of any remuneration or other benefit attributable to any subsequent employment that
Executive may obtain.

         e. Indemnification; D&O Insurance. Executive shall be indemnified to the same extent as other senior executives, officers and directors with respect to Executive's service as an employee and director of the Company and the LLC.
During the Employment Term, the Company shall keep in place a directors and officers' liability insurance policy (or policies) providing comprehensive coverage to Executive to the extent that the Company provides such coverage for any other senior executive, officer or director of the Company and following the
Employment Term, Executive shall be entitled to such coverage to the extent that the Company provides such coverage for any other current and former senior executive, officer or director of the Company.

         f. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

         g. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

         h. Assignment. This Agreement, and all of Executive's rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement shall be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the
Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

                                                                              15

         i. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         j. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     If to the Company:

     Foundation Coal Corporation
     999 Corporate Boulevard
     Linthicum Heights, Maryland  21090
     Attention:  General Counsel

     If to Executive:

     To the most recent address of Executive set forth in the personnel records of the Company.

         k. Representations.

         (i) Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by
Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

         (ii) The Company represents and warrants that (A) it is fully authorized by action of its Board (and of any other person or body whose action is required) to enter into this Agreement and to perform its obligations under it; (B) to the best of its knowledge and belief, the execution, delivery and performance of this Agreement by the Company does not violate any law, regulation, order, judgment or decree or any agreement, plan or corporate governance document of the Company or its affiliates or shareholders; and (C) to the best of its knowledge and belief, upon the execution and delivery of this
Agreement by the parties, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

         l. Prior Agreements This Agreement supercedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive's employment with the Company and/or its affiliates including, without limitation, the Prior Employment Agreement.

                                                                              16

         m. Cooperation. Executive shall provide Executive's reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive's employment hereunder and does not unreasonably interfere with the Executive's subsequent employment. This provision shall survive any termination of this
Agreement. The Company agrees to reimburse, in accordance with Company policies,
Executive promptly for Executive's reasonable and documented out-of-pocket expenses incurred in connection with the cooperation obligation set forth in this Section 12(m). Notwithstanding the foregoing the preceding cooperation obligation shall not apply to any actions proceeding or controversy between
Executive and the Company or as to which it could reasonably be determined that
Executive's right to subsequently enforce Executive's rights under this
Agreement could be prejudiced.

         n. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

         o. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

FOUNDATION COAL CORPORATION              JAMES ROBERTS

/s/ Greg A. Walker                       /s/ James Roberts
---------------------------------        ---------------------------------
By:  Greg A. Walker
Title:  Senior Vice President, General Counsel and Secretary

                                                                              17

                                                                       EXHIBIT A

                                   FC 1 CORP.
                          MANAGEMENT EQUITY TERM SHEET

OPTIONS

Amount:                Nonqualified options ("Options") to acquire 9% of the
                       outstanding shares of common stock ("Shares") of FC 1
                       Corp. (the "Company") will be granted to the members of
                       the senior management team listed on Schedule 1 (the
                       "Senior Managers"). 2.5% of the outstanding shares of
                       common stock will be granted as "Time Options" (i.e.,
                       options vesting as described under "Time Vesting" below)
                       and 6.5% of the outstanding shares of common stock will
                       be granted as "Performance Options" (i.e., options
                       vesting as described under "Performance Vesting" below).

Exercise Price:

                       The Time Options shall have a per share exercise price
                       equal to the imputed price per share of Company common
                       stock paid by the Investor Members (as defined in the
                       Amended and Restated Limited Liability Company Operating
                       Agreement of Foundation Coal Holdings, LLC (the "LLC
                       Agreement")) for their Class A Units (as defined in the
                       LLC Agreement) (the "Deal Price") and the Performance
                       Options shall have a per share exercise price equal to
                       1.75 times the Deal Price. The aggregate exercise price
                       of the Time Options is approximately $5,384,615, and the
                       aggregate exercise price of the Performance Options is
                       approximately $24,500,000. A Senior Manager may pay the
                       exercise price by any combination of (i) payment in cash
                       or its equivalent, (ii) following an IPO, through a
                       cashless "broker transaction" and (iii) to the extent it
                       does not result in adverse accounting treatment to the
                       Company, (A) tendering to the Company Shares or Class A
                       Units (as defined in the LLC Agreement) based on their
                       Fair Market Value or (B) having Shares that would
                       otherwise have been delivered to the Senior Manager upon
                       exercise of such Option withheld by the Company, based on
                       their Fair Market Value. The Company shall use its
                       commercially reasonable efforts to file an S-8, to the
                       extent available, with respect to the Shares subject to
                       Options, as soon as practicable following an initial
                       registered public offering of the Shares ("IPO"). A
                       Senior Manager shall have the right to --- satisfy the
                       minimum required withholding tax obligation due upon the
                       exercise of an Option by having Shares, with an aggregate
                       Fair Market Value (as defined below), as the date of such
                       exercise, equal to such withholding tax obligation,
                       withheld by the Company from any Shares that would
                       otherwise have been delivered to the Senior Manager upon
                       exercise of such Option.

Allocation:            The Time Options and Performance Options shall be
                       allocated and granted to employees in the respective
                       amounts set forth on Schedule 1.

                                                                              18

Time Vesting:          Subject to the Senior Managers continued employment, the
                       Time Options will vest and become exercisable with
                       respect to 20% of the shares subject to the Time Options
                       on each December 31 beginning on December 31, 2004 and
                       ending on December 31, 2008.

Performance Vesting:   Subject to the Senior Managers continued employment, the
                       Performance Options will vest and become exercisable on
                       the 8th anniversary of the date of grant, subject to
                       partial accelerated vesting each calendar year through
                       December 31, 2008, with respect to five percent (5%) of
                       the Shares subject to the Performance Options upon
                       achievement of each of the annual performance targets set
                       forth below (i.e., achievement of each performance target
                       for a particular year results in the five percent (5%)
                       vesting):

                       -  EBITDA

                       -  Production

                       -  Cost per ton

                       -  Free cash flow

                       Such targets are more fully set forth on Schedule II.

                       If a performance target is not achieved in any year (a
                       "Missed Year"), but the aggregate of such performance
                       target is achieved with respect to the Missed Year and
                       the following year (an "Excess Year"), 100% of the
                       Performance Options with respect to such performance
                       target that did not vest in the Missed Year shall vest.

Termination of         The Options will have a term of 10 years and the vested
Employment:            portion of the Options will expire (i) 90 days (120 days
                       prior to an IPO) following termination of employment for
                       any reason other than due to termination by the Company
                       for Cause (as defined below), death, or disability, (ii)
                       immediately upon termination by the Company for Cause and
                       (iii) 1 year following termination of employment due to
                       death or disability. Notwithstanding the foregoing, (i)
                       if a Senior Manager's termination of employment for any
                       reason other than by the Company for Cause occurs after
                       the close of a calendar year but prior to the date on
                       which the Senior Manager is advised by the Company
                       whether the performance targets in respect of such
                       calendar were attained (the "Target Determination Date"),
                       the portion of the Performance Option which is available
                       to vest on account of such calendar year's performance
                       will expire (A) on the Target Determination Date, in
                       respect of the portion of such Performance Option as to
                       which the performance targets were not attained (unless
                       the application of clause (ii) below would result in a
                       later termination date), and (B) 90 days (120 days prior
                       to an IPO) following the Target Determination Date in
                       respect of the portion of such Performance Option as to
                       which the performance targets were attained, and (ii) if
                       a Senior Manager's termination of employment by the
                       Company without Cause or by the Senior Manager for

                                                                              19

                       Good Reason occurs during a calendar year, then the
                       portion of the Performance Option which is available to
                       vest on account of such calendar year's performance in
                       accordance with the third following paragraph will expire
                       (A) on the Target Determination Date, in respect of the
                       portion of such Performance Option as to which the
                       performance targets were not attained and (B) 90 days
                       (120 days prior to an IPO) following the Target
                       Determination Date in respect of the portion of such
                       Performance Option which becomes vested in accordance
                       with the third following paragraph.

                       Depending upon the circumstance of termination, the
                       Senior Manager may be entitled to the Option Exercise Put
                       Right as described below.

                       Other than as stated above, any unvested Options will be
                       forfeited upon a termination of the Senior Manager's
                       employment for any reason; provided, that, in the event
                       that a Senior Manager's employment is terminated by the
                       Company without Cause (as defined below) or by the Senior
                       Manager for Good Reason (as defined below), (x) the CEO
                       shall be deemed vested in 100% of his outstanding Time
                       Options upon such termination of employment and (y) the
                       other Senior Managers shall be deemed vested in any Time
                       Options that would have otherwise vested in the calendar
                       year in which such termination of employment occurs. In
                       the event of a termination of a Senior Manager's
                       employment due to death or disability, the Senior Manager
                       shall be deemed vested in any Time Options that would
                       otherwise have vested in the calendar year in which such
                       termination of employment occurs and the following
                       calendar year.

                       In the event of the termination of a Senior Manager's
                       employment by the Company without Cause or by a Senior
                       Manager for Good Reason, the Senior Managers shall become
                       vested in any Performance Options as to which the
                       performance targets are achieved for the year of
                       termination, or for a Missed Year due to performance for
                       the year of termination.

Option Exercise Put    In the event of a termination of a Senior Manager's
Right                  employment for any reason, other than (i) by the Company
                       for Cause or (ii) due to the Senior Manager's resignation
                       without Good Reason, upon exercise of an Option following
                       such termination of employment and prior to the date the
                       shares subject to the Option are registered and freely
                       tradable following an IPO of the Company's equity
                       securities (the "Put Exercise"), the Senior Manager will
                       have the right (the "Option Exercise Put Right") to
                       require the Company to purchase a number of Class A Units
                       or shares of common stock of the Company, in each case,
                       which, to the extent necessary to avoid adverse
                       accounting consequences, have been held by the Senior
                       Manager for at least six months with an aggregate Fair
                       Market Value, as of the date of such purchase, equal to
                       the remaining tax liability (above the minimum required
                       withholding tax liability) incurred by the Senior Manager
                       upon the exercise of such Option (the "Remaining Tax
                       Liability"). The Option Exercise Put Right may be
                       exercised by the Senior Manager at any time within 210
                       days following the Senior Manager's exercise of the
                       Option (under the circumstances described above)
                       (provided, that the

                                                                              20

                       Option Exercise Put Right may not be exercised prior to
                       181 days following the Senior Manager's exercise of the
                       Option to the extent that the Senior Manager intends to
                       require the Company to purchase the Shares received in
                       connection with the Put Exercise) by providing the
                       Company with written notice of exercise thereof and
                       written representation detailing the calculation of the
                       Remaining Tax Liability, which calculation shall be
                       reasonably acceptable to the Company. For the avoidance
                       of doubt, Shares will not be deemed to be "freely
                       tradable" for purposes of this paragraph if they are
                       subject to an underwriter's lockup agreement.

                       The Company shall pay the purchase price due upon the
                       exercise of the Option Exercise Put Right within 3
                       business days following the Senior Manger's tendering of
                       the related shares or Units by delivery of funds
                       deposited into an account designated by the Senior
                       Manager, a bank cashier's check, a certified check or a
                       company check of the Company for the purchase price.

                       Notwithstanding anything to the contrary elsewhere
                       herein, the Company shall not be obligated to pay for the
                       Units or shares purchased in connection with the exercise
                       of an Option Exercise Put Right (i) to the extent that
                       the purchase of such Units or shares would result (x) in
                       a violation of any law, policy, writ or judgment
                       promulgated or entered by any governmental authority
                       applicable to the Company or any of its affiliates or any
                       of its or their assets or (y) after giving effect thereto
                       (including any dividends or other distributions or loans
                       from an affiliate of the Company to the Company in
                       connection therewith), in a financing default, or (ii) if
                       immediately prior to such purchase of Units or shares,
                       there exists a financing default which prohibits such
                       purchase (including any dividends or other distributions
                       or loans from an affiliate of the Company to the Company
                       in connection therewith).

Change of Control      Upon a Change of Control (as defined below) (i) all
Provisions:            unvested Time Options will vest and (ii) the unvested
                       Performance Options will vest with respect to the
                       performance year in which the Change of Control occurred
                       and the remaining performance years following the Change
                       of Control if, and only if, the value realized by the
                       Investor Members with respect to their investment in the
                       Company whether prior to or in the transaction, and
                       including amounts received through distributions
                       (excluding tax and regular quarterly dividends) or
                       disposition of their interests in Units of stock of the
                       Company represents a 2.0x or greater return to the
                       Investor Members on their invested capital. If a Senior
                       Manager is terminated by the Company without Cause prior
                       to a Change of Control and a Change of Control is
                       consummated by the Company within 180 days following the
                       termination of such Senior Manager, the vesting of the
                       Options with respect to such Senior Manager will be
                       recalculated taking into account the Change of Control as
                       if such Change of Control had occurred prior to the
                       termination of the Senior Manager.

Management             The shares issued in connection with the exercise of an
Shareholders           Option will be subject to the terms and conditions of a
                       management shareholders' agreement

                                                                              21

Agreement:             (described below).

MANAGEMENT SHAREHOLDERS AGREEMENT:

Any shares issued upon the conversion of Class A Units purchased and the shares issued upon exercise of an Option (together, the "Shares") will be subject to the following terms and conditions.

Representation:        Senior Managers will make customary representations
                       regarding investment intent, financial sophistication and
                       enforceability.

Transfer               Shares will be subject to a restriction on transfer prior
Restrictions:          to the earlier to occur of (i) one or more primary or
                       secondary public offerings that results in gross proceeds
                       to the Company or the holders participating therein in
                       excess of $50 million (a "Qualified IPO"), (ii) the
                       occurrence of a Change of Control and (iii) a period of
                       five years (the earliest of (i), (ii) or (iii), the
                       "Lapse Date").

                       The transfer restriction shall not apply to sales to the
                       Company and sales to the Investor Members or their
                       affiliates.

                       The transfer restriction shall not apply to sales in
                       accordance with the drag along and tag along rights (see
                       below) or transfers to family member or family trusts.

Right of First         If the Lapse Date occurs prior to Change of Control or an
Refusal:               IPO, the Company will have a right of first refusal on
                       any proposed sale of Shares until a Change of Control or
                       an IPO.

Drag Along             The Investor Members will have the right to drag along
                       Shares in the event of any private sale to a third party
                       in the same proportion as the Investor Member's Shares
                       are sold. The drag along rights shall be on substantially
                       the same terms as the drag along rights relating to the A
                       Units under the LLC Agreement and the Management Members
                       Agreement.

Tag Along:             The Senior Managers shall have the right to tag along in
                       the event of a private sale by the Investor Members to a
                       third party in the same proportion as the Investor
                       Member's Shares are sold. The tag along rights shall be
                       on substantially the same terms as the tag along rights
                       relating to the A Units under the LLC Agreement and the
                       Management Members Agreement.

Call Rights:           Shares shall be subject to call rights by the Company
                       upon the termination of the Senior Manager's employment
                       for any reason prior to a Qualified IPO. The call right
                       will be exercisable by the Company for a period of 210
                       days following the later of (x) such Senior Manager's
                       termination of employment or (y) in the case of Shares
                       issued upon the exercise of Options, the date of exercise
                       of such Options, and, if the Company does not exercise
                       such rights within the applicable 210 day period, the
                       Investor Members will have the right

                                                                              22

                       to call such Shares for a period of 30 days thereafter.

                       The purchase price for Shares will be the lower of cost
                       and Fair Market Value on date of exercise of the call
                       upon a termination of a Senior Manager's employment by
                       the Company for Cause.

                       The purchase price for Shares will be Fair Market Value
                       on date of exercise of the call upon a termination under
                       any other circumstances.

                       The purchase price may be paid in cash or by note payable
                       in installments of up to five years, bearing interest at
                       the prime lending rate in effect as of the date of
                       purchase on substantially the same terms as the call
                       rights applicable to the Class A Units under the
                       Management Members Agreement.

Fair Market            The Fair Market Value for the Company and Investor Member
Value                  call rights and Option Exercise Put Rights described
                       herein will be determined by the Board in good faith
                       (without any discounts with respect to a termination by
                       the Company without Cause, by the Senior Manager with
                       Good Reason, death or disability, but with a 25% discount
                       to reflect minority interest and illiquidity in the event
                       of a termination by the Company with Cause or by the
                       Senior Manager without Good Reason). If the Senior
                       Manager disagrees with the Boards determination, he or
                       she may require the Company to retain an independent
                       appraiser to determine the fair market value (evaluated
                       based on the discounts in the preceding sentence). The
                       Company will bear the cost of the appraisal unless the
                       appraised value is within 10% of the Board's
                       determination, in which case, the Senior Manager will
                       bear the cost of the appraisal. If a Senior Manager is
                       terminated by the Company without Cause prior to a Change
                       of Control or a Qualified IPO and a Change of Control or
                       a Qualified IPO is consummated by the Company within 180
                       days following the termination of such Senior Manager,
                       fair market value with respect to such Senior Manager
                       will be recalculated taking into account the Change of
                       Control or a Qualified IPO as if such Change of Control
                       or a Qualified IPO had occurred prior to the termination
                       of the Senior Manager. The methodology used in
                       determining the Fair Market Value of the Shares in
                       connection with the Option Exercise Put Right shall be
                       the same methodology used by the Company in determining
                       the Senior Manager's reportable compensation upon
                       exercise of an Option.

Voting Agreement:      Until the occurrence of the Lapse Date, the Senior
                       Managers will be obligated to vote any Shares with
                       respect to all matters in the same proportion as the
                       Shares held by the Investor Members are voted on such
                       matters.

Registration Rights:   Senior Managers will be given customary piggyback
                       registration rights (other than in the primary IPO)
                       substantially consistent with the Registration Rights
                       Agreement, subject to brokerage restrictions and lock-out
                       periods imposed by the underwriters; provided, that, with
                       respect to incidental registrations, the Senior Managers
                       will have priority after the Investor Members.

                                                                              23

Preemptive Rights:     Same as A Units until a Qualified IPO.

Definitions:           "Cause" has the meaning set forth in the employment
                       agreement between the applicable Senior Manager and the
                       Company or its affiliate to which this Exhibit A is
                       attached.

                       "Change of Control" has the meaning set forth in the LLC
                       Agreement.

                       "Good Reason" has the meaning set forth in the employment
                       agreement between the applicable Senior Manager and the
                       Company or its affiliate to which this Exhibit A is
                       attached.

                                                                              24

                                   SCHEDULE I
                          (ALLOCATION OF OPTION GRANTS)

SENIOR MANAGER                      PERCENT OF OUTSTANDING
----------------------------------------------------------
James F.  Roberts                           2.45%

Approximately 27.78% of the shares subject to each grant shall be Time Options and approximately 72.22% of the shares subject to each grant shall be
Performance Options.

                                   SCHEDULE II
                              (PERFORMANCE TARGETS)

     "Actual Cost Per Ton" means, in respect of a fiscal year, the cost per ton of coal to the Company determined on a basis consistent with the forecasts utilized for the performance targets.

     "Actual EBITDA" has the meaning set forth in the Credit Agreement dated as of July 30, 2004 by and among Foundation PA Coal Company, as borrower, FC 2
Corp. and Foundation Coal Corporation, as guarantors, and the lenders named therein as in effect on the date hereof.

     "Actual Free Cash Flow" means, in respect of a fiscal year, EBITDA less the sum of capital expenditures as set forth in its audited financial statements.

     "Actual Production" means, in respect of a fiscal year, the sum of (i) tons produced in East and (ii) tons produced in West divided by 5.

     "Target Free Cash Flow" means, $59.4 million in respect of 2004, $113.1 million in respect of 2005, $183.7 million in respect of 2006, $83.5 million in respect of 2007 and $144.1 million in respect of 2008; provided that the Board may make such equitable adjustments to Target Free Cash Flow as it reasonably deems to be appropriate in order to achieve the intention of this agreement after giving effect to significant events including, without limitation, acquisitions, dispositions, mergers or similar transactions.

     "Target Cost Per Ton" means, in respect of any fiscal year is to be based on the cost per ton forecasts consistent with the forecast utilized for the other performance targets.

     "Target EBITDA" means, $153.7 million in respect of 2004, $238.1 million in respect of 2005, $267.6 million in respect of 2006, $261.9 million in respect of
2007 and $212.2 million in respect of 2008; provided, that the Board may make any adjustment to EBITDA as it

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deems to be appropriate (including adjustments made as a result of acquisitions, dispositions, mergers, recapitalizations, reorganizations, consolidations, spin-offs, distributions, other extraordinary transactions, other changes in the structure of the Company or any of its Affiliates, or significant capital expenditures so that Target EBITDA equitable reflects the basis for determining
Actual EBITDA for the period in question).

     "Target Production" means, 28.6 million tons in respect of 2004, 29.5 million tons in respect of 2005, 29.8 million tons in respect of 2006, 28.9 million tons in respect of 2007 and 29.1 million tons in respect of 2008;
provided that the Board may make such equitable adjustments to Target Production as it reasonably deems to be appropriate in order to achieve the intention of this agreement after giving effect to significant events including, without limitation, acquisitions, dispositions, mergers or similar transactions.